UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

Item 1: On September 11, 2025, the Hartman Group distributed the following letter to shareholders:

Evidence of Potential Fraud Mounting

September 11, 2025

Dear Fellow Silver Star Properties Shareholders,

The deteriorating situation under current management has crossed the line from mere incompetence into what appears to be potential criminal fraud. The evidence continues mounting while they pressure you to sell your shares for pennies on the dollar.

Clear Pattern of Potential Fraudulent Conduct

The systematic deception by current management now includes multiple indicators of criminal behavior:

•	Deliberate concealment of financial records - Refusing legally mandated books and records requests while properties face active foreclosure proceedings

•	Blatant self-dealing with related parties - $14.4 million in minimum interest to Benefit Street Partners enriched the very lenders now foreclosing on us

•	Discriminatory stock distribution scheme – about 20% of legitimate investors were denied their stock ownership because they were "a part of the Hartman group" (direct quote from CEO Haddock's own text)

•	Material omissions and misrepresentation - Never disclosed that Benefit Street Partners had "troubled properties" when structuring these expensive, predatory loans

•	Lying about Consent Solicitation to SEC - It did not include the Revocations

This isn't poor judgment—this is a deliberate pattern of enriching insiders at shareholder expense.

URGENT: Do Not Fall for the 42-Cent Theft

Ignore their misleading phone calls.

Management is desperately pressuring you to sell at 42 cents per share so they can try to win the proxy contest.

They have:

•	Failed to refinance the $57.8 million Walgreens portfolio

•	Defaulted on loans they personally negotiated

•	Acquired properties at inflated prices with 100% financing

•	Let properties deteriorate while chasing complex tax schemes

Your shares have real value when managed by competent leadership—not criminal incompetents.

Join our live shareholder call today, Thursday at 4:00 PM CST. We'll walk through the mounting evidence, explain our value restoration plan, and answer your questions directly.

Don't let them steal your remaining equity. Vote for accountability on October 6th.

Sincerely,

Al Hartman
The Hartman Shareholder Alliance

Item 2: Also on September 11, 2025, the Hartman Group distributed a presentation to shareholders, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.